EXHIBIT 10.1

TrueYou.Com Inc.
Building No. 501, Fifth Floor
7 Corporate Park
Norwalk, CT 06851

September 12, 2006

John Buckingham, CEO
Nouvisage Corp.
18301 Von Karman Avenue
Suite 550
Irvine, CA 92612

Dear John:

        We are pleased to provide this Letter of Intent for the acquisition (the “Acquisition”) of all outstanding capital stock of Nouvisage Corp. (the “Company”) by TrueYou.Com Inc. (“TrueYou”) from the shareholders of the Company (“Sellers”). Each of the Company, Sellers and TrueYou will be referred to herein as a “Party” and collectively, as the “Parties”.

1.     Structure of Transaction. The transaction will be structured as an acquisition of all of the capital stock of the Company in exchange for newly issued shares of Series B Preferred Stock of TrueYou (the “Shares”). By the terms of the Certificate of Designation of the Series B Preferred Stock, each share of Series B Preferred Stock of TrueYou is convertible into 10,000 shares of common stock of TrueYou and are automatically converted into Common Stock at such time as the Company’s Certificate of Incorporation is amended to increase the authorized shares. The Acquisition is intended to qualify as a tax-free exchange under the Internal Revenue Code of 1986.

2.     Purchase Price. Subject to adjustment in accordance with the provision of Section 3 hereof, the purchase price for the Shares shall be $6,500,000 (the “Purchase Price”) and shall be paid in Shares pro rata to the Company’s stockholders (the “Stockholders”) at closing. The number of Shares to be issued to Sellers shall be determined based on a price per share of common stock of TrueYou which shall be agreed upon and set forth in the Stock Purchase Agreement provided for in paragraph 9 below.

3.     Purchase Price Adjustment. Two days prior to the closing of the Acquisition, Sellers will deliver to TrueYou a closing statement (“Closing Statement”) setting forth in detail a calculation of the Company’s Working Capital (as defined below) as of such date (the “Closing Working Capital”). Immediately prior to the closing of the Acquisition, the Company shall distribute to Sellers as a dividend, cash in an amount equal to the excess of the Closing Working Capital over (i) the Working Capital on the June 30, 2006 balance sheet of the Company (the “June 30 Working Capital”) plus (ii) $25,000. If the Closing Working Capital is less than the

June 30 Working Capital by more than $25,000, the Purchase Price shall be reduced by 70% of such deficiency. Working Capital shall mean current assets minus current liabilities (excluding any advances and payments by TrueYou to the Company and any costs incurred by the Company in connection with the Acquisition). Final adjustments to the Purchase Price, if any, shall be made based on a final closing date balance sheet to be agreed upon after the closing and any payments made at closing will be adjusted to the extent necessary.

4.     Conditions to Closing. TrueYou’s obligation to pay the Purchase Price and the Sellers’ obligation to sell the Company are subject to the following conditions: (i) the satisfactory completion by TrueYou of its legal and financial due diligence as outlined in Section 6 of this Letter of Intent, (ii) the approval by the board of directors of TrueYou, (iii) the closing of a financing of at least $19.0 million in gross proceeds to TrueYou which financing must be in form and substance satisfactory to TrueYou, (iv) the execution of an employment agreement between TrueYou and John Buckingham in a form satisfactory to TrueYou and John Buckingham and (v) the completion of an audit of the financial statements of the Company for the three years ended June 30,2006 and a review of any interim financial statements, in all cases in form and substance so that such financial statements can be filed with the Securities and Exchange Commission no later than four days following the closing of Acquisition. The parties will work together and cooperate with each other in connection with the financing referred to above.

5.     Due Diligence. Promptly after execution of this Letter of Intent, we will move forward to the preparation of the Definitive Agreements (as defined below) and during such period we will conduct our legal and financial due diligence. The due diligence will include a review of the Company’s financial condition (including recent interim financial statements, annual financial statements and tax information), projected business plans, capital expenditure requirements, customer and vendor relationships, management information systems, accounting systems, environmental matters and other relevant business matters.

        The Company and the Sellers agree to provide to TrueYou and its counsel, accountants and other advisors access to such documents, data, information and personnel as is reasonably necessary to permit TrueYou to conduct its business, accounting, tax and legal due diligence (collectively, “Confidential Information”) such information to be held in accordance with the Confidentiality Agreement executed by the parties. The Parties acknowledge that TrueYou will be required to announce the execution of this Letter of Intent on Form 8-k to be filed with the Securities and Exchange Commission and that this letter will be attached in its entirety as an exhibit thereto. The Definitive Agreements will also include a Strategic Alliance Agreement that will by its terms continue independent of whether the Acquisition closes.

6.     Registration of Shares; Lock-Up. The Shares issued to the Sellers will be “restricted shares” under the Securities Act of 1933, as amended and will be registered for resale on Form S-1 as soon as practicably possible after the closing, which registration statement would also include shares of TrueYou previously issued to its existing shareholders. Sellers who hold in the aggregate no less than 39% of the Company’s Shares (exclusive of John Buckingham) will agree not to sell any Shares within the first 30 days after the effectiveness of the Form S-1. All Shares held by John Buckingham will be subject to the same rules as would apply to senior executives of TrueYou. Any other Sellers that will continue to be employed by the Company or

TrueYou will also be subject to any additional restrictions applicable to employees of TrueYou in connection with the sale of their Shares.

7.     Cash Advances to the Company. Prior to closing and in accordance with the Definitive Agreements referred to below, TrueYou will advance funds to the Company in the amounts and upon the occurrence of the events set forth in Exhibit A hereto and will provide security through the issuance of promissory notes which notes will be in form and substance acceptable to TrueYou and will allow the holder to convert into an aggregate of 17% of the Company’s common ownership if not repaid. If the Acquisition does not close, the Company shall pay back TrueYou all amounts paid to the Company except for documented transaction costs of up to $75,000, in six equal monthly installments.

8.     Termination. This Letter of intent may be terminated by either party if the Acquisition does not close by January 10, 2007 (the “Termination Date”).

9.     Definitive Agreements. Upon signing this Letter of Intent, the Parties agree to negotiate in good faith a stock purchase agreement (the “Stock Purchase Agreement”), registration rights agreement (the “Registration Rights Agreement”), an Employment Agreement for John Buckingham and such other agreements as may be appropriate or desirable to the parties to this Letter of Intent (collectively, the “Definitive Agreements”). The Stock Purchase Agreement will incorporate the terms and conditions outlined in this Letter of Intent and contain representations, warranties, covenants, closing conditions, indemnification provisions and such other terms as are customary for a transaction of this nature.

10.     Exclusivity. Sellers and the Company understand that TrueYou will devote substantial time and effort and incur substantial expenses conducting the business, financial and legal due diligence investigation of the Company and preparing the Definitive Agreements and other documentation in connection with the transaction. Accordingly, to induce TrueYou to commit its resources to this effort, Sellers and the Company agree that until the Termination Date, except for the transactions contemplated hereby, they will not, directly or indirectly, through any officer, director or employee of the Company or Sellers or through any agent or otherwise, (i) solicit, initiate, or encourage submission of or receive any proposals or offers from any corporation, partnership, persons or group relating to any acquisition, purchase or option to purchase any of the business, assets or stock of the Company, or any merger, consolidation, recapitalization or other business combination of any kind involving the Company or (ii) furnish to any person or any entity any information with respect to the foregoing except to professionals representing the Company. The Stock Purchase Agreement will also contain a “no-shop” provision similar to the above applicable for the period between signing and closing.

11.     Expenses. Except as set forth in Section 8 hereof, each of the parties to this Letter of Intent will pay their own costs, fees and expenses (including legal, accounting and business brokerage fees and expenses) in connection with the negotiation and execution of this agreement and the acquisition agreement and in connection with the due diligence and transactions contemplated thereby. The parties represent and warrant to each other that neither has utilized the services of a broker and that no brokerage commission will be due or payable to any party as a result of the transaction contemplated hereby.

12.     Effect of Agreement. Subject to the provisions herein, this letter is intended to be a legal, binding agreement of the Parties.

13.     Authority to Enter into Agreement. By signing below, each of the Parties represents and warrants that it has the authority to bind themselves and the respective entities to this Letter of Intent in accordance with the terms hereof.

14.     Governing Law. This Letter of Intent will be governed by the laws of the State of New York.

15.     Jurisdiction and Venue. Each of the parties hereto hereby irrevocably consents and submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York in connection with any proceeding arising out of or relating to this Letter of Intent or the transactions contemplated hereby and waives any objection to venue in such courts; provided, however, that if such court lacks jurisdiction with respect to such proceeding, each of the Parties irrevocably consents to the jurisdiction of the Supreme Court of the state of New York in connection with such proceeding and waives any objection to venue in New York County, State of New York. Service of any summons, complaint, notice or other process relating to such proceeding may be served outside New York State by registered mail, return receipt requested, or by personal service, provided a reasonable time for appearance or response is allowed.

16.     Counterparts. This Agreement may be executed in counterparts which together shall constitute one document.

        If the foregoing sets forth our understanding, please so indicate by signing in the space provided below.

AGREED AND ACCEPTED: Nouvisage Corp. By: /s/ John Buckingham/CEO Name: John Buckingham Title: Chief Executive Officer /s/ John Buckingham/CEO John Buckingham	Very truly yours, TrueYou.Com Inc. By: /s/ Matthew B. Burris Name: Matthew B. Burris Title: CFO/CEO

Certain Other Company Shareholders /s/ Eve Foist Eve Foist /s/ James H. Parrott Jim Parrott /s/ Mel Kooyumjian Mel Kooyumjian ANGEL STRATEGIES, LLC By /s/ John Garcia 9/12/06 John Garcia, Manager

EXHIBIT A

Order of Advances	Amount	Event
1	$75,000	The day the Letter of Intent is signed by all parties
2	75,000	The day the Company's auditors are signed on with TrueYou's approval
3	25,000	Upon completion and delivery of the Audit
4	50,000	Three weeks after signing of Letter of Intent.
5	75,000	Six weeks after signing of Letter of Intent.

	$300,000